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EXHIBIT 99.2

                         NCO Portfolio Management, Inc.

                        4th Quarter 2002 Conference Call
                              Leader: Nicole Engel
                                February 12, 2003
                                  10:00 AM EST


Operator:           Good morning. My name is Stephanie, and I will be your
                    conference facilitator today. At this time I would like to welcome everyone to the NCO Portfolio Management fourth quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Ms. Engel, you may begin your conference.

Nicole Engel:       Good morning and thank you for joining us today to
                    discuss NCO Portfolio Management's fourth quarter 2002 results. By now you should have all received a faxed copy of the press release. However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000, and we will send one over to you and ensure that you are on the Company's distribution list.

                    There will be a replay for the call, which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-642-1687 or 706-645-9291, pass code 8136323.

                    On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management, and Rick Palmer, Chief Financial Officer of NCO Portfolio Management. Management will make some opening comments and then will open the line for questions.

                    Before we begin I would like to read a forward-looking statement disclaimer. Certain statements on this call, including, without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2003 and beyond, statements as to the effects of the economy on NCO Portfolio's business, statements as to NCO Portfolio Management's beliefs, expectations, or opinions, and all other statements on this call other than historical facts are forward-looking statements as such term is defined in the Securities Exchange Act of 1934 which are intended to be covered by the Safe Harbors created thereby.



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                    Forward-looking statements are subject to risks and
                    uncertainties, are subject to change at any time, and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors, including those discussed in today's release and other risks detailed from time to time in NCO Portfolio's filings with the SEC including the annual report on Form 10-K filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                    Michael, are you ready to begin?

Michael Barrist:    Yes. Thank you. I want to thank everyone for joining the NCO
                    Portfolio Management's fourth quarter conference call.
                    Today's call will be broken into several sections. First, I'm going to provide an operational recap of the quarter.
                    I'm then going to review our current operating environment, including strategy. Rick Palmer, our Chief Financial
                    Officer, will provide a detailed financial recap of the quarter. And then, as always, we'll open it up for questions.

                    During the fourth quarter NCO Portfolio continued to operate in a challenging environment. I'm pleased to report that despite ongoing weakness in the economy, NCO Portfolio's financial results for the quarter were within the revised range of guidance we provided earlier in the quarter. Fourth quarter revenue was $16.7 million, net income was $2 million, and earnings per share was $0.15.

                    During the quarter we recognized approximately 48% of our collections as revenue and allocated the remaining 52% to amortization. As we entered the quarter, the availability and pricing of portfolios in the marketplace improved. During the quarter, the Company purchased approximately $526.5 million of accounts for an aggregate price of approximately $21.4 million or about 4.06(cent) on the dollar. This is inclusive of our investment in the Marlin joint venture where we invested in purchases of $91.1 million of accounts for an aggregate price of 1.05(cent) on the dollar. Also included in these purchases is our first purchase in the United Kingdom for $19.2 million of accounts for a purchase price of $3 million in conjunction with NCO Financial Services (UK) Ltd. that we will discuss later in the call.



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                    Our strategy is very simple. We want to buy the right
                    portfolios at the right price, and we will sit out deals that are not attractive. While our ability to purchase within our range has improved, the first quarter historically is the slowest quarter of the year from a purchase perspective. This, coupled with seasonally strong collections and the servicing costs associated with them, makes it difficult to predict until we are further into the month what the financial outcome of the quarter will be. Accordingly, we will not be providing Q1 guidance at this time but intend to do so towards the end of February once we have a clear view of the quarter.

                    As we discussed in our last quarterly call, we will continue to focus on larger, more predictable pools of accounts in conjunction with the current smaller purchase market where we typically source the majority of our buys. Additionally, during the quarter the Company continued to incur impairment charges on several of its older portfolios. This trend has continued to slow down since the majority of problematic portfolios that were purchased prior to the downturn in the economy have become impaired.

                    As we have discussed in prior calls, portfolios that become impaired go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on our books. The ongoing challenges of a small purchase market have caused us to focus attention on the purchase of larger, more predictable portfolios. These portfolios, much like the Legacy Creditrust portfolios and the Great Lakes portfolio, have large blocks of performing assets and can be bought at a substantial discount.

                    During the last call we discussed two new initiatives that were put into place to improve collections and streamline NCPM's cost structure. The transfer of the legal process from NCO Portfolio Management to NCO Group has yielded a much more efficient process, is saving the Company money, and will result over time in better collection results from accounts we sue.

                    The other initiative was a contract with a leading credit card issuer whereby certain non-performing account holders were offered the ability to transfer their balances to this institution and gain access to a secured credit card. The program is voluntary to our account holders and will only be



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                    offered to account holders where analysis shows there's a
                    relatively low likelihood of payment through traditional strategies, thus assuring that we do not experience cannibalization of future cash flows through the deployment of this strategy. This process is well underway, and we are carefully monitoring the results to ensure that it is a strategy that we want to continue.

                    The Marlin joint venture, which is our vehicle for exploring the utility and health care space, continued to produce positive results. During the quarter total purchases within this venture were $227.1 million of accounts for an aggregate purchase price of $2.8 million or 1.24(cent) on the dollar.

                    In December 2002, we purchased an 80% interest in a portfolio from a major financial institution in the United Kingdom, our first non-domestic portfolio. The portfolio is comprised of charged-off consumer loans to residents of the United Kingdom. Our 20% partner in this transaction is NCO Financial Services (UK) Ltd. NCO (UK) is a wholly owned subsidiary of NCO Group, whose principal business is contingency fee based collections in the United Kingdom. NCO
                    (UK) has been servicing the portfolio since originally outsourced by the seller, which gave us an underwriting advantage and limited our risk profile.

                    As we enter 2003 and beyond, we continue to focus on how best to create long-term shareholder value. While we cannot predict the future, we currently believe that this weak cycle will remain with us for the foreseeable future and, accordingly, we must execute our business strategy with extreme caution. Our underwriting is sound, our collection strategies continue to improve, and we continue to maintain the discipline required to create long-term growth in a financial business.

                    I'll now turn the call over to Rick Palmer for a financial recap.

Rick Palmer:        Thank you, Michael. Before getting into the detailed results
                    I would like to point out that the results of operations for last year include Creditrust Corporation for the full fourth quarter but only February 21, 2001 through December 31st,
                    2001 for the 12 month results. So I'll focus my comments principally on the comparative quarterly numbers.



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                    As previously announced, the final distribution of the
                    escrow shares to the class 11 Creditrust shareholders was made in October 2002. A final decree was approved and the bankruptcy has been closed. NCO Group's ownership percentage was finally determined at 63.347%.

                    With that background in mind, collections for the quarter were $34.6 million. Collections translated into revenues of $16.7 million for a revenue recognition percentage or RRP of 48% of collections. Collections were slightly above our guidance of $30 to $34 million. The RRP was somewhat lower than our guidance of 49% to 52%. However, when adjusted for the $1.7 million in reselling proceeds included in collections, to be discussed in a few moments, the RRP was 51% in line with our guidance.

                    Included in collections this quarter were $1.7 million in sales proceeds from certain account sales made in connection with the purchase of two portfolios this quarter. We'll call them re-sales. This should not be confused with last quarter's sale of non-performing accounts also in the amount of $1.7 million. The re-sells increased collections by $1.7 million but only modestly increased the IRRs on the portfolios from which the accounts were selected.

                    However, both this quarter's re-sells and last quarter's non-performing sales are treated the same for accounting purposes. Subsets of accounts from existing purchased accounts receivable portfolios are properly recorded as a component of collections. Similarly, re-sales of accounts from newly acquired portfolios that have not been placed into service are also recorded as a component of collections if the intent is to enhance the purchase's overall performance.

                    As a result, no gain or loss is recorded at the time of the sale. Instead, the IRRs for the related portfolios are incrementally increased.

                    Collections last quarter were $30.7 million, which produced $16.3 million or a revenue recognition percentage of 53%. Remember last quarter the revenue recognition percentage was favorably increased by nonrecurring revenue of 803,000 reported on certain fully recovered files subject to the contract price adjustment that we announced last quarter. Collections for the fourth quarter a year ago were $25.8 million, which produced $16.2 million in revenue or a 63% RRP.



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                    Strong third and fourth quarter 2002 purchases including the
                    Great Lakes portfolio in mid August contributed significantly to the increase in collections this quarter over last. While collections were up this quarter and year over year, the impact of the economy on collections on existing files and, in turn, future estimated collections had the effect of flattening revenue and lowering the revenue recognition percentage as compared to last quarter and last year.

                    We continue to take a conservative view in our modeling. This causes us to be at the high end of expectations on collections and the low end or even slightly below on our revenue recognition percentage. Strong collections have a marginal positive effect on our expected IRRs and on current period revenue. Accordingly, the remainder of the collections go towards amortization of the original cost or return of capital.

                    Moving on to operating expenses, operating expenses were $11.5 million compared to $10.5 million last quarter and $8.8 million in the fourth quarter of last year. Included in operating expenses are servicing fees of $10.2 million compared to $8.9 million last quarter and $7.1 million in the fourth quarter of last year. All other operating expenses declined to $1.3 million this quarter from $1.6 million last quarter and $1.7 million in the fourth quarter a year ago.

                    Taking into effect a $340,000 nonrecurring liability adjustment related to the merger last year, this quarter's other operating expenses were approximately $1.6 million. It is important when analyzing our results to remember that servicing fee expenses are paid as a commission on collections and not on revenue. Accordingly, stronger increased volume of collections results in higher commissions. Interestingly, the effect on commissions is actually higher than the effect on revenue. Higher collections increase our revenue over time while the higher servicing costs remain in the current quarter. Of course, in the long run, the stronger the collections, the stronger the profits and profitability.



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                    Servicing expense as a percentage of collections was a
                    blended 30% this quarter. Servicing fee as a percentage of collections was lowered somewhat by the inclusion of $1.7 million in collections from the re-sales of accounts with no corresponding servicing fee. No servicing efforts were provided prior to re-sale.

                    Servicing fees as a percentage of collections without the re-sales proceeds was a blended 31% in line with our guidance of 30% to 32%. Servicing expenses last quarter were 29% of collections. Adjusting for the proceeds from the sell of non-performing accounts last quarter of $1.7 million and a related 10% fee, servicing fees as a percentage of collections was 30% last quarter. Servicing fees were 27% of collections in the fourth quarter of last year.

                    An increase in servicing fee expenses over last year is principally due to increases in collections and, to a lesser extent, increase in the overall rates we pay in servicing costs. Servicing rates have generally risen as files become somewhat more seasoned or we purchase more seasoned files, and where legal contingency and third party outsourcing by NCO Group is passed through at higher servicing rates demanded in the market. All of the servicing fees this quarter, last quarter, and in the fourth quarter a year ago were paid to NCO Group.

                    Continuing on to impairments on purchased receivables, on several portfolios acquired over two to three years ago in a more favorable economic climate, collection shortfalls in this quarter resulted in further reductions in future collection estimates, significant enough to create impairments as the expected future collections were less than the carrying values on these portfolios.

                    The impairment recorded during the fourth quarter was $339,000 or 0.2% of the carrying value of all portfolios compared to $398,000 or 0.3% for the third quarter of this year. The carrying value of all impaired portfolios as of December 31, 2002 aggregated $5.8 million or 3.9% of total carrying value of all purchased accounts receivable down from $6.5 million and 4.5% as of September 30, 2002. Nonetheless, collections on impaired files during the quarter totaled $1 million, of which $890,000 was accounted for as amortization of carrying value and $110,000 as revenue from fully cost recovered portfolios.



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                    The impairment charge in the fourth quarter of 2001 was
                    $865,000 or 0.6% of the carrying value of all portfolios at December 31, 2001. The carrying values of the impaired portfolios aggregated $5.7 million or 4.2% of the carrying value of all purchased accounts receivables at the end of last year.

                    One comment on future impairments, any anticipated impairments have been taken into the current period. However, estimates in some files will be higher, some lower. Under generally accepted accounting principles, any material additional downward trends on previously impaired files will result in additional impairments in the future. Conversely, once a portfolio is impaired, even if future expectations rise, the portfolio will be kept in an impaired status, and no revenue will be recognized until the cost of the portfolio is fully recovered. However, we do not expect that future impairments would exceed 2002 levels, absent further deterioration of the economy.

                    Payroll and related and SG&A expenses were all in line with expectations for the quarter. As we have stated previously, these expenses are very small compared to the servicing fee component of our expense structure. This does give us an advantage of keeping our expense structure variable and scalable.

                    Included as a reduction to SG&A expenses in this quarter were $340,000 of certain estimated merger related liabilities finally determined as less than originally contemplated related to the closure of Creditrust Chapter 11 bankruptcy. These expense reductions are not expected to re-occur. Operating income for the quarter was $5.2 million. Last quarter operating income was $5.9 million. And for the same quarter last year, operating income was $7.4 million. Excluding last quarter's non-recurring revenue of $803,000 reported on cost recovery portfolios in connection with the contract price adjustment, our operating income was essentially level this quarter compared to last. Still, we have experienced compression in our operating income this quarter compared to the fourth quarter of last year. Lower collections on existing files and the effect this has on yields targeted lower yields generally on current year purchases and somewhat higher servicing rates have resulted in a lower margin.



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                    Other income and expenses relate principally to interest
                    expense incurred on funds borrowed to finance purchases of portfolios under the sub facility from NCO Group, and interest expense incurred to finance the acquisition of Creditrust, including the securitized debt assumed in the merger. And new for the third quarter and fourth quarter 2002, interest expenses incurred to finance the acquisitions of the larger purchases, including the Great Lakes portfolio and one additional purchase this quarter, under our new financing arrangement with Cargill. Interest expense was $2.5 million this quarter compared to $2.1 million last quarter and $2.1 million last year. Interest expense was in line with our guidance of $2.2 million to $2.5 million.

                    Interest expense increased over last quarter principally due to increase in non-recourse secured debt due Cargill on the Great Lakes purchase in the original amount of $20.6 million commencing in August. Additionally, we borrowed $3.9 million on a large purchase this quarter.

                    Interest expense was higher over the fourth quarter of last year, principally due to increasing borrowing from Cargill, offset by repayments on other outstanding debt. The intercompany revolver was reduced from $47.1 million at the end of last year to $36.9 million as of December 31, 2002. The merger related secured debt was reduced from $45.4 million at the end of last year to $35.5 million at December 31, 2002.

                    The company has reduced this outstanding debt from operating cash flows and cash flow from principle amortization on receivables, all the while making significant purchases from cash flow over the past 12 months. Additionally, we continue to benefit from a very low cost of funds on two floating rate notes, one of which is the intercompany note payable.

                    Other income recorded for the quarter was $455,000. $387,000 relates to earnings on the company's 50% interest in the Marlin joint venture. The balance is income on the Company's one legacy Creditrust securitization and interest income on invested cash balances.



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                    Earnings from the Company's investment in the joint venture increased from last quarter's $72,000 due principally to an impairment expense recorded for certain under-performing purchases last quarter. Our share of the carrying value of the impaired files at December 31, 2002 was $94,000 or 4.1% of our share of purchased accounts receivable.

                    Income taxes were provided at the combined federal and state rate of 37.5%. All of the tax provision is deferred principally because of using the cost recovery method of income recognition on purchased receivables for income tax reporting and the utilization of non-operating loss carry forwards acquired in the merger with Creditrust.

                    New this quarter is a reduction of income after taxes but before net income of earnings of a minority interest. In December 2002 we purchased an 80% interest from a portfolio from a major financial institution in the United Kingdom. The portfolio is comprised of charge-off consumer loans to residents of the United Kingdom. Many of the accounts that are in payment plans are considered partially re-performing.

                    Our 20% partner in the transaction is NCO Financial Services
                    (UK) Ltd. NCO (UK) is a wholly owned subsidiary of NCOG doing contingency fee collections in the United Kingdom. NCO
                    (UK) assists in arranging the transactions and then servicing the portfolios as originally outsourced by the seller and will continue to do so under the partnership agreement between the two companies. NCO (UK) will receive 15% of collections as a preferred distribution for its service to the partnership including the ongoing servicing of the receivables. Thereafter the collections are split 80% to NCPM and 20% to NCO (UK). The compensation to NCO (UK) is believed to be market rate for comparable receivables.

                    The partnership is consolidated in NCPM's financial statements, and the 20% interest in NCO (UK) is deducted from earnings as a minority interest in consolidated earnings. The minority interest was $15,000 for the first month of operating results.

                    Since the receivables are held by a partnership, no federal and U.K. taxes are paid by the partnership. Income taxes on 80% of the partnership's net income have been provided for in the provision for income taxes before minority interest.



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                                                                         Page 11

                    Net income for the fourth quarter of 2002 was $2 million or $0.15 per share on a diluted basis within our guidance of $0.14 to $.018. This compared with net income of last quarter's $2.4 million or $0.18 per share on a diluted basis and $3.5 million or $0.26 per share on a diluted basis in the fourth quarter of last year.

                    In conclusion, I have a few comments on financial conditions. The Company's cash balances were $6.4 million as of December 31, 2002. Cash provided by operating activities was $4.0 million for the quarter.

                    Net cash used by investing activities was $3.3 million broken down as follows. Cash provided by collections applied to principle and amortization on purchased receivables of $16.7 million; cash used to purchase receivables of $20.5 million; and cash provided by NCO (UK)'s 20% minority interest of $500,000. Purchases during the quarter were somewhat higher than our guidance of $11 to $15 million due principally to the strong seasonal improvement typical of debt purchase marketplace in the fourth quarter of the calendar year.

                    Net cash provided by financing activities was $40,000 during the quarter. Cash was used to repay $2,820,000 on secured debt net of additional Cargill borrowing of $3.9 million. Cash was provided by re-borrowing $3 million on the sub-facility with NCOG. The sub-facility now stands at $36.9 million outstanding. The maximum commitment is $40 million as of December 31, 2002, and reduces by $3.75 million at the end of each quarter in 2003. Cash was used to pay $140,000 in legal costs in connection with additional financing.

                    Looking forward, the Company's cash flow from operations and principle amortization of purchased accounts receivable, while reduced by the economic slowdown, is expected to provide sufficient cash flow to meet all of our obligations and provide sufficient cash flow for purchases of new receivables.

                    Thank you, ladies and gentlemen. That concludes my formal presentation.



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                                                                         Page 12

Michael Barrist:    Thanks, Rick. Operator, we can now open up for questions.

Operator:           At this time I would like to remind everyone, in order to
                    ask a question, please press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Bill
                    Warmington.

Lily Devicky:       Hello. It's actually Lily Devicky filling in for Bill
                    Warmington. Could you comment a bit on the trends that you're seeing in the paper buying market and whether you're seeing any signs of improvement in any sense?

Michael Barrist:    You know, the fourth quarter was a very good market for us in debt purchase across fresh charge-offs as well as the older, more seasoned portfolios, which are our preference to buy. It has slowed down a little into the first quarter, which is very typical. The first quarter season being a pretty quiet time in general for debt purchasing. But, in general, the market has an adequate supply of paper. Pricing is still a little higher than I would like to see it, and there still seems to be what I'll call some fast money coming into the marketplace running up some pricing.

                    We've seen some things auction off at numbers above the range of what we'd bid at. And we usually have some pretty good recon information because we've worked the account for the servicer in the past or where we know the paper from some other resource, and we've seen things bid up to numbers that we think are not appropriate for what the buy is. Maybe if people have a different cost of capital or maybe because the general investment market is so bad, the targeted IRRs might be lower. We've seen some crazy pricing, but all in all the market has been good. We've felt real good about it in the fourth quarter. And it's a little slow, as I said, in the first quarter, but that is very typical, and we'll watch it to see if it keeps with prior year trends.

Lily Devicky:       Do you see any improvement in trends in terms of larger
                    portfolios versus the smaller portfolios that you've been concentrating on in the past?

Michael Barrist:    There are lots of larger portfolios for sale. The
                    main thing we're looking for is we would like to buy some larger portfolios with blocks of performing assets with them. We think that mitigates some of the risk of doing a bigger trade in that you get to build in cash flow without having to develop the cash flow. But we have seen some



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                                                                         Page 13

                    larger portfolios sell off. There was a large portfolio that sold early in the first quarter. That was residual from the fourth quarter of last year, but it was outside of our price range. So there are larger pieces of business coming through. And as this market has become a pretty stable market, I mean, the players are out there. So we've seen some larger pieces of business come into market.

Lily Devicky:       And do you have plans to further expand in the U.K.
                    and purchase additional portfolios?

Michael Barrist:    Absolutely. You know, our joint venture agreement
                    between NCO Portfolio and NCO Group covers the United
                    States. But one of the pieces of our business model that we think is a very strong competitive advantage is that we have access to client relationships and historical data on how we perform as a company and the servicer on the portfolios. And those same attributes exist in the U.K. and in Canada. So the plan is while U.K. and Canada traditionally have purchased the source portfolios on their own, there are some limitations within NCO Group's credit facility as to how much NCO Group can invest outside NCO Portfolio directly in portfolios. And in order to deal with that, we have decided it's appropriate to have our Canadian and U.K. subsidiary joint venture with NCPM in sourcing those deals. And again, we get the same attributes. The subsidiary will source the deals from existing clients or existing blocks of business they service. They have an inside track with the clients.
                    They have a good history of good customer service for the client, the clients will feel good about it, and then that lowers our risk perspective in moving into those markets.

                    The other thing is, like most companies, we have looked at other European and Latin American markets to determine if there are opportunities. And while I would tell you there probably are some opportunities there, we are not prepared as a Company, relative to service platform combined with cultural barriers, to jump into those markets as of yet.

Lily Devicky:       Great. Final question, could you comment a bit on
                    the performance of your Great Lakes acquisition?



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                                                                         Page 14

Michael Barrist:    Yeah. The Great Lakes portfolio is outperforming
                    expectations. I should feel comfortable saying it's strongly out performed the expectations.

Lily Devicky:       Great. Thank you.

Operator:           Your next question comes from Eric Swergold.

Eric Swergold:      Good morning. Eric Swergold from Gruber McBain.

Michael Barrist:    Hi, Eric.

Eric Swergold:      How are you, Michael? Yesterday on one of your
                    competitor's conference call they mentioned they had not seen any deterioration in the collections environment, and they did not provide for any impairment on their portfolios.
                    In addition to that, it appears that they are purchasing portfolios at a lower cost than you are purchasing. So, I'm assuming that means they're either purchasing portfolios with a higher age or have already been worked or more distressed or whatever. But for whatever reason, they seem to be able to provide for a good return on those portfolios.
                    Do you think you're doing something different than they're doing? Where do you think the discrepancy comes from?

Michael Barrist:    I don't know specifically who you're talking about
                    but, I find it difficult to believe that they're better collectors than we are, or better sourcers of deals than we are. I think one of the things that needs to be looked at is the history of where they are on yield accounting straight through. Is this a company that recently went public, did they convert to yield accounting? Are they -- you know, I don't know how their curves are set up. I mean, I don't know how they run their business, but I saw the press release for the other public company in this space and I've been buying portfolios a long time, I think we're pretty good at it, but I don't know how you could buy portfolios for years and years and years and never have an impairment. The way we do our accounting, that is not possible. When our model says future collections should be less than the carrying value, it goes to impairment. So I can't comment on that, but I find it hard to believe -- you know, I watch our competitive stats.

                    As a service provider against other players out there, we're always in first or second place. We're good at the collection business, we're good at buying, we think we're pretty stringent purchasers of this paper. We lose more bids than we win because, at the end of the day we're pretty conservative. So, either something I missed in this business or there's an advantage they have by recently converting to yield accounting and going public, I don't know that for a fact, or, they're just in a different market that we're not in.

Eric Swergold:      Or perhaps they're just earlier in their recovery curves
                    because they don't know what kind of experience they'll have.

Michael Barrist:    That is very possible. You know, but I will tell
                    you one of the things that happens in this business is there's very few portfolios you buy for $100 expecting to collect $250 or $300 and you ultimately collect less than $100. What typically happens is you buy a portfolio, you know, in a good economy expecting to collect, for 100, expecting to collect 300. And you go down the year right on track, and you recognize the income, and you're amortizing the portfolio, and then all of a sudden the economy shows a substantial deterioration, your collections go down. Part of the downturn in IRR is making up for IRR previously recognized. Whereas if you were to just set up all your yield curves with hindsight, the benefit of hindsight -- I don't know this for a fact, but many times when companies go public, they convert from private company accounting to public company accounting, you would get the benefit hypothetically of having hindsight and setting up everything knowing everything that you know today back then. Now again, I will be clear, I don't know that that's the case. I have not studied their offering that closely, but that could be one issue.

                    The other issue, as you say, is they've grown rapidly recently. Maybe they're just too early in the recovery curve to do this. You know, I will tell you how our model works is we track every month's performance against anticipated, and we are continually -- our model continually takes into consideration any shortfalls in current collection that assumes that they're going to go through the remainder of the cycle. And once the model says an account is impaired, nobody in management has the ability to sit there and say, no, I know there's more money out there or I'm going to sell something or something else is going to happen, it goes to impairment. It is not a management choice.

Eric Swergold:      Okay. Second question I have for you is if you
                    were to at some point in the future decide to merge NCPM into NCOG, how much operating cost would be taken out of that combined company?

Michael Barrist:    That's a very commonly asked question, Eric, and I
                    will make clear that that is not something that is not on the plate right now. But given the variable cost structure of NCPM, there is not a whole lot of redundant expense that you could cut out of the combined organization. Certainly some back office functions, a little bit of back office functions, insurance and public company expenses, but there's not a lot of money there because, it's all set up on a variable cost structure. The non-servicing cost expenses within NCPM are relatively small.

Eric Swergold:      Okay. And with regard to future impairment charges, should we view impairment charges as an indication that the outer collections environment has continued to deteriorate, or should we view that as kind of a lagging indicator on the collections environment?

Michael Barrist:    I think that, first of all, you're going to have some
                    level -- if you buy portfolios, you're going to have some level of impairments always because if you buy 100 portfolios, a subset of them going to perform basically on target, a subset will perform above, and a subset will perform below. Given that you haven't had -- if the economy had stayed steady for five years, you would have very few impairments because you wouldn't have any major disconnects.
                    You would have a few because anyone -- at some point you're going to buy something, and it's not going to perform as you anticipated.

                    So I don't know that current impairment charges are completely indicative of what's happening in the collection environment, and that's why we can't easily get a little flavor as to what's going on. I think to a certain extent they're indicative, but also they're indicative of history and how the portfolios are set up on the books and how they were accounted for when the economy was good, at least in our particular case.

Eric Swergold:      Okay. Thanks very much.

Michael Barrist:    Sure.

Operator:           Your next question comes from Eric Coselle.

Eric Coselle:       Hi. Just wondering actually what the average price you paid for paper in the quarter was.

Rick Palmer:        It was approximately 4.06(cent)on the dollar.

Eric Coselle:       Thanks.

Operator:           Your next question comes from David Sharf.

David Sharf:        Hi. Good morning.

Michael Barrist:    Hey, David.

David Sharf:        Couple questions. One, I guess maybe this is more
                    philosophical but, ultimately the price you pay for a portfolio and all the talk in this industry of bouts of pricing pressure and relief, you know, it all comes down to obviously what your target IRR is. Has your actual internal target IRR changed at all? And just based on what you know about competitors or the industry and, do companies tend to shift target IRRs to accommodate a different economic environment, being a little less ambitious per se in a recession?

Michael Barrist:    I can't -- let me explain to you our view of target
                    IRRs, and then I'll give you some flavor on my thoughts about that in general. There's no doubt that when you start out in a business like this you're going to have a target
                    IRR that you want to achieve. And in our particular case we have the luxury, even before we put NCO Portfolio out as a separate public company, of having broad client relationships and lots of personal experience in portfolios.

                    Certainly to the extent there was a range of target IRRs, and to the extent we had a good relationship and lots of data with the client and knew how their assets would perform within our servicing platform, we took that into consideration of the risk reward and what level of target IRR we needed for a given purchase. So, for example, if we were going to buy something on the market that we didn't have direct experience in, where we didn't actually have collectors and seats working that paper or similar paper that could be easily transitioned, we would have to take all those factors into account, and we'd look for a much higher targeted IRR.

                    Now it's no doubt the longer you spend time in this business and you develop longer term relationships and history with clients and repeat buys, some of those attributes are going to change. And clients that at one time might have been speculative in nature that you targeted a much higher IRR because the risk reward profile is different or going to change, and you can lower those target IRRs to be more competitive because you have direct experience in the portfolios. So, yes, targeted IRRs with longer term clients do come down over time with experience.

                    Now in our particular world we tend to be cautious, so I will tell you, as I said earlier, we lose more bids than we win. We question sometimes, is our IRR range out of whack given the current economy and given the fact that people who are coming into this space and investing money in it -- they don't need to make 30%, 40% on their money. They need to make 15% on their money because they're making nothing to 2% probably elsewhere, and that is a philosophical question that we debate and we're not prepared yet, given the risk nature of the business, to really lower our targeted IRRs, outside the concept if we have direct experience or clearly understand a risk profile and are comfortable with it.

                    I do believe, however, lower IRRs are driving some pricing in the market. The good competitors, the people that understand the business, the people that have bought for a while and know the service platform -- their pricing usually isn't that disconnected from ours, although sometimes you'll hear a rumor that they have a lot of money available, and you'll see them bid something up because they have to deploy cash. We don't have to deploy cash, so we don't have that attribute. But we have seen some one time buyers, some new names, what I call fast money, come in and do some things that I look at and say, they don't make economic sense to me. But again, I'm trying to make much bigger numbers than they're trying to make.

David Sharf:        Got you. You know, kind of the opposite of some of
                    the fast buyers moving in, we also know, obviously, that historically, the largest player in this industry has pretty much been sitting on the sidelines for six to nine months.

Michael Barrist:    Who is this? OSI?

David Sharf:        Yeah.

Michael Barrist:    Okay.

David Sharf:        You know, has their absence actually helped pricing
                    lately, and do you think ultimately if they reenter the market on restructuring that that could potentially be driving pricing back up?

Michael Barrist:    You know, it really hasn't. There's plenty of big
                    buyers and deep pockets out there willing to step up and take up. It's like nobody misses you when you're not there.
                    It's just they're not there, and somebody else is in there buying the paper.

David Sharf:        Okay.

Michael Barrist:    I mean, certainly having one less formidable competitor,
                    because they were strong and they were good at this business, helps you. But, at the end of the day, when three or four other big players step up, you've still got a competitive bid, and somebody -- everybody wants to win and somebody is going to pay more than somebody else.

David Sharf:        Got you. And, you know, lastly, regarding servicing,
                    there was a comment that I think servicing fee as a percentage of collections has tended to trend upward a bit with the purchase of more aged accounts, I believe.

Michael Barrist:    Yeah.

David Sharf:        When I look at what was bought this quarter, for example,
                    about half of the face value was borrowing paper at about
                    1.2(cent). But the overwhelming amount of dollars put out of that $21.4 million looks like it had more of like a 6(cent) to 6.5(cent) weighted average, which would imply kind of further up, maybe the primary part of the curve.
                    (See page two for an accurate account of disclosure)

Michael Barrist:    You have to keep in mind, David, that the amount of actual cash we deploy in the Marlin joint venture is very low. We put in 5%, they put in 5%, and Cargill Financing is 90% on most transactions, so it's a little deceiving. The reality is the amount of cash we actually laid out -- what is the exact amount we laid out in Marlin -- it's a relatively small number in absolute dollars that we put out.

Rick Palmer:        I don't think I have that exact number.
Michael Barrist:    Okay. It's a relatively low number. So we did deploy a lot of our cash into our deals absent the Marlin transaction.

                    But one comment on the servicing fees, because Rick made a comment that over time they've gone up because of the amount of money that comes from NCO from outsourcing goes up, it's important to note that NCO services these portfolios typically for the first traunch whether it's primary, secondary, tertiary when it comes in the door, and then the accounts are outsourced to another vendor or group of vendors to assure that we get every bit of money that's out there. When that happens, NCO is not making out materially. There's a small administrative fee that gets paid between the parties, but basically that expense is passed through NCO, but what you're seeing is paper that last year might have been being worked by NCO principally at a 25% fee goes out the door to a secondary agency at a 35% fee. They're going to creep up over time as the bigger portfolios get old.

                    Also you have with the Great Lakes buy, which had a lot of old portfolios and a lot of litigation accounts in it at the time we bought it. I think you're seeing that number this fourth quarter versus last fourth quarter.

David Sharf:        Okay.

Michael Barrist:    So that number to me is not to be unexpected. That's pretty consistent with what we thought it would be.

David Sharf:        And is the pricing, the actual fees charged by, you know,
                    litigation support providers, is that remaining pretty steady?

Michael Barrist:    It really is. Last quarter we transitioned the litigation
                    process from NCO Portfolio to the NCO attorney network because it was more cost effective to do that. There's better leverage and buying power with the attorneys, and it's a more streamlined and robust process. What we inherited at Great Lakes, they had a pretty robust relationship with another attorney network, so we're obviously keeping certain accounts out in the field through them.

                    But all in all I think we've improved the purchasing power of NCPM over the last year to 18 months relative to attorneys by just getting their volume connected to the NCO Group general volume for their service clients so that we're not going through an attorney in Topeka, Kansas with five accounts. We're going to an attorney in Topeka, Kansas with 250 accounts.

David Sharf:        Got you. Okay. That's all. Thank you, Michael.

Michael Barrist:    Sure.

Operator:           Your next question comes from Gary Steiner.

Gary Steiner:       Yeah. Hi. Good morning.

Michael Barrist:    Hi, Gary.

Gary Steiner:       Couple of things. In terms of the fee that you pay to NCOG, how does that work? Is there a formula, or is that -- how does that actually work in practice?

Michael Barrist:    How it works, in the agreement between the two companies,
                    the servicing agreement, there is a specified fee for primary collections, secondary collections, and tertiary collections. How I work it from a practicality standpoint is to the extent what we are buying does not fit into one of those buckets or what usually happens is Mike Meringelo, who is the Senior Vice President who runs the purchase side of the business, will want to bid on something aggressively, and he'll want a service and concession because he thinks it's going to liquidate better or it's coming, for example, with Great Lakes -- it's coming with certain performing accounts. He will work with Steve Leckerman, who runs our domestic collection operation, and they will negotiate -- they are like client and vendor. They beat each other up pretty good. They will negotiate the appropriate fee, and I will look at it if it's reasonable.

                    In most cases what's happening is we're haircutting the fee down a little to be aggressive on the buy. Or there are situations like, for example, we work the accounts as a primary. They go out the door for secondary and tertiary. And then a decision is made, let's bring them back and let

                    NCO do one more process on the back end. Well, the agreement doesn't provide for a quaternary fee, so they will negotiate a specific work out for it and what the fee is going to be. And the Board is aware of -- both companies are aware of this process. And to the extent we've had to prove anything else like the fees involved in outsourcing the attorney network services to NCO Group, we got that approved by the Board. So it's a pretty pristine process, and it's pretty well defined, and it's worked well to date.

                    The U.K. was a negotiated deal. NCO (UK) sourced the deal. And I think where we landed it at 15% is a pretty effective market deal for what a servicer would get for that paper.

Gary Steiner:       Okay. I guess I just wanted to get your thoughts in
                    terms of your relationship now with Cargill and the economics of that, sort of how happy you are with the relationship there. I guess you mentioned that you're reasonably happy with how Great Lakes is performing. I guess
                    I'm wondering, given that you're happy with how it's performing, would you have preferred to have captured all the economics for yourself?

Michael Barrist:    That's the two-edged sword of being in -- a lot of
                    people want to dress the portfolio business up and say it's a service, but it's not. It's a risk business. And you're constantly weighing out risk versus reward and trying to protect yourself and hedge your risk.

                    And one of the things that we feel very, very strongly about -- and we've known Cargill for a long time, and we've wanted to work with them for a long time. But we have cash flow and cash to deploy on our own. And we had to find a way to work with a financing source like Cargill where, first of all, they could feel comfortable they weren't getting adverse selection and us only putting certain deals to them but, at the same time, we felt like we were having an opportunity to deploy all of our available cash.

                    The deal we have with Cargill is portfolios over a certain purchase price have to be offered to them to participate. And I will tell you that we knew them from the market pretty well before the Great Lakes deal. They may be listening, and I'm not saying this just to stroke them and do a sales pitch, they are great partners. Okay. They've been very good, they have lots of knowledge, they're smart, they're a pleasure to work with. And if there's a deal in the works where you bring in a partner that kicks butt and you look at it later and say, I wish I had done it all on my own. That's human nature. You're always going to do that.

                    But the reality is we pretty much knew Great Lakes would be a home run. We were pretty specific about that. I don't think we predicted how good it would be, but we knew it would be better than originally anticipated. We purposely chose to bring them into this deal because we did not want to deploy twenty some odd million dollars in one buy. From a risk perspective that would be foolish as managers. So, no, we're not sorry we did it. And if we do other big buys we've already done another big buy with them, we will continue to use them in the bigger buys because it gives us the best of all worlds. We get to deploy all of our dollars of cash, but we have some risk hedge on some of the larger portfolios.

Gary Steiner:       Okay. In the quarter I think you said you bought something like $21 million or so of purchase price in the portfolios.
                    How much of that was, you know, with Cargill?

Rick Palmer:        This is Rick Palmer. We borrowed $3.9 million from
                    Cargill in the quarter on one transaction.

Gary Steiner:       Okay. Michael, what, I guess in terms of just the
                    availability of portfolios that became available in this quarter having increased meaningfully from the prior couple of quarters, was there anything that you would attribute that to?

Michael Barrist:    I think it's normal -- it's a combination of normal
                    year-end cleanup at our clients. People want to clean up their balance sheet. They want to get rid of old assets that aren't doing anything for them and get the money in-house as quickly as possible. So I don't -- I try -- I've been through so much in the last two years, in the last eight quarters rather. I try not to read too much into trends like that. I mean, the reality is fourth quarters are traditionally strong, and the first quarter is traditionally weak. And I've seen nothing right now to indicate that things are really any different than that. You know, we're doing well, we're sticking to our knitting, we're sticking to our underwriting, and -- but I didn't come out of the fourth saying, oh, my God, the market is on fire, I could deplete all the cash I can get my hands on. I don't think that's the situation we're in personally.

Gary Steiner:       Okay. Just one or two other quick things. On the NCO (UK)
                    Portfolio purchase, you guys are purchasing 80% of that, is that correct, and NCO is going to own the other 20%?

Michael Barrist:    Yes.

Gary Steiner:       Could you just explain that? I mean, I guess normally I
                    would expect you guys to own it and then to service it. Why are they choosing to retain part of the ownership of this portfolio?

Michael Barrist:    The NCO Group foreign subsidiaries, meaning the U.K.
                    business and the Canadian business, are not part of the reciprocating agreement entered into at the time we created
                    NCO Portfolio. They basically historically have bought their own portfolios. We think it makes logical sense to migrate a lot of that business into the portfolio business because that's our risk component, and we want it there. But basically U.K. raised their hand. They sourced a very good deal. It's our ideal scenario, which is the accounts are already in our office, we're already working them, and the client wants to sell them, so they're there, the people are in place, the processes, the systems, the cash flow. It just becomes an economic deal at that point. And that was the deal that was negotiated between the two parties.

                    The reality is from a legal perspective our U.K. subsidiary could have gone to anybody and done their own deal. They could have gone to Cargill in the U.K., they could have structured a deal anywhere. Obviously we wanted to keep it in the family, and it made sense for us risk wise, but that was the deal they structured.

Gary Steiner:       Okay. Thanks a lot.

Michael Barrist:    Sure.

Operator:           At this time there are no further questions.

Michael Barrist:    Great. I want to thank everyone for joining our call today.
                    As always, if you have questions, please feel free to call me or to call Rick Palmer, and we will do our best to answer your questions in accordance with the boundaries of regulation FD. And this conference call is available for replay as well as will be filed with an 8-K shortly.
                    Thank you. [END OF CALL]